Exhibit 4.9

SANGOMA TECHNOLOGIES CORPORATION

Management Information Circular

and

Notice of Annual Meeting of Shareholders

To be held on
December 29, 2021

via live audio webcast at 10:30 a.m. (Toronto time)

SANGOMA TECHNOLOGIES CORPORATION

Suite 100

100 Renfrew Drive

Markham, Ontario

L3R 9R6

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an annual meeting (the “Meeting”) of holders (the “Shareholders”) of common shares (the “ Common Shares”) of Sangoma Technologies Corporation (the “Corporation”) will be held virtually on Wednesday, December 29, 2021 at 10:30 a.m. (Toronto time) for the following purposes:

a.	to receive the consolidated audited financial statements of the Corporation for the financial year ended June 30, 2021, and the auditor’s report thereon;

b.	to elect the directors of the Corporation;

c.	to appoint MNP LLP, Chartered Accountants, as auditors of the Corporation for the ensuing year and to authorize the directors of the Corporation to fix their remuneration; and

d.	to transact such other business as may properly be brought before the Meeting or any postponement or adjournment thereof.

Accompanying this Notice of Meeting is a management information circular dated November 25, 2021 (the “Information Circular”) and a form of proxy.

The record date for the determination of Shareholders entitled to receive notice of and to vote at the Meeting is November 24, 2021 (the “Record Date”). Only Shareholders whose names have been entered in the registers of Shareholders on the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting. To the extent a Shareholder transfers the ownership of any Common Shares after the Record Date and the transferee of those Common Shares establishes ownership of such Common Shares and demands, not later than ten (10) days before the Meeting, to be included in the list of Shareholders eligible to vote at the Meeting, such transferee will be entitled to vote those Common Shares at the Meeting.

To proactively deal with the unprecedented public health impact of the novel coronavirus outbreak, also known as COVID-19, and in an effort to mitigate potential risks to the health and safety of our communities, Shareholders, employees and stakeholders, and consistent with the latest guidance from public health and government authorities, the Corporation is holding the Meeting in a virtual only format which will be conducted via live audio webcast. All Shareholders, regardless of their geographic location or equity ownership, will have an equal opportunity to participate in the Meeting and engage with directors and management of the Corporation as well as with other shareholders. Shareholders will not be able to attend the Meeting in person. At the Meeting, you will have the opportunity to ask questions and vote on the aforementioned matters.

We encourage you to participate in the Meeting. Registered Shareholders and duly appointed proxyholders will be able to attend, participate, vote and ask questions at the Meeting online at https://meetnow.global/MR6VG9T. Non-registered Shareholders (being Shareholders who hold their shares through a securities dealer or broker, bank, trust company or trustee, custodian, nominee or other intermediary) who have not duly appointed themselves as their proxy will be able to attend the Meeting only as guests. Guests will be able to listen to the Meeting but will not be able to vote or ask questions. You will find important information and detailed instructions about how to participate in the Meeting in the Information Circular.

A Shareholder may attend the Meeting via live audio webcast or may be represented by proxy. Shareholders who are unable to attend the Meeting via live audio webcast or any adjournment or postponement thereof are requested to date, sign and return the accompanying form of applicable proxy for use at the Meeting or any adjournment or postponement thereof. To be valid, the enclosed form of applicable proxy must be received by the Corporation’s transfer agent and registrar, Computershare Investor Services Inc. (the “Transfer Agent” or “Computershare”) at 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 or online at www.investorvote.com or by telephone at 1- 866-732-VOTE (8683) (for Shareholders within North America) or 1-312- 588-4290 (for Shareholders outside North America), prior to 10:30 a.m. (Toronto time) on December 23, 2021 or any postponement or adjournment thereof, or with the approval of the Chairman of the Meeting on the day of the Meeting or any adjournment or postponement thereof prior to the time of voting.

Registered Shareholders are those persons who are named as owners of Common Shares on the register of Shareholders maintained by the Transfer Agent. A significant number of persons who beneficially own Common Shares hold those Common Shares in a brokerage account or through some other intermediary. In almost all cases, a person whose Common Shares are held through a broker (or other intermediary) will not appear as the registered holder of such Common Shares on the register of Shareholders. Non-registered Shareholders (i.e., persons whose Common Shares are not held in their own name) do not have the same legal rights as registered Shareholders in respect of shareholder meetings (including the right to vote directly at shareholder meetings and to appoint a proxyholder), and non-registered Shareholders will be required to act through the Transfer Agent, or their broker (or other intermediary) in order to have their Common Shares voted at the Meeting.

DATED at Markham, Ontario this 25th day of November, 2021.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ “Bill Wignall”
William Wignall
President and Chief Executive Officer

SANGOMA TECHNOLOGIES CORPORATION

MANAGEMENT INFORMATION CIRCULAR

Dated: November 25, 2021

GENERAL PROXY INFORMATION

Solicitation of Proxies

This management information circular (the “Circular”) is furnished in connection with the solicitation of proxies by the management of Sangoma Technologies Corporation (the “Corporation” or “Sangoma”) for use at the annual meeting (the “Meeting”) of holders (the “Shareholders”) of common shares of the Corporation (the “Common Shares”) to be held at the time and place and for the purposes set forth in the attached Notice of Meeting (the “Notice”) or at any adjournment thereof.

The solicitation will be primarily by mail, but proxies may also be solicited personally or by telephone or electronic means by directors, officers or regular employees of the Corporation. None of these individuals will receive extra compensation for such efforts. The cost of solicitation will be borne by the Corporation. The Corporation has distributed, or made available for distribution, copies of the Notice, Circular and form of proxy to clearing agencies, securities dealers, banks and trust companies or their nominees (“Intermediaries”) for distribution to holders of Common Shares (“Non-Registered Shareholders”) whose shares are held by or in custody of such Intermediaries. Such Intermediaries are required to forward such documents to Non-Registered Shareholders. The solicitation of proxies from Non-Registered Shareholders will be carried out by the Intermediaries or by the Corporation if the names and addresses of the Non-Registered Shareholders are provided by the Intermediaries. The Corporation will reimburse reasonable expenses incurred by the Intermediaries in connection with the distribution of these materials.

The information contained in this Circular is given as of November 25, 2021, except where otherwise indicated. Unless otherwise specified in this Circular, numbers and price of the Common Shares and any other information on securities convertible into Common Shares are stated prior to giving effect to the consolidation of the Common Shares (the “Consolidation”), effective as of November 2, 2021, on the basis of one new Common Share for every seven outstanding Common Shares (the “ Consolidation Ratio”). No person is authorized to give any information or make any representation other than those contained in this Circular and, if given or made, such information or representation should not be relied upon as having been authorized by the Corporation. The delivery of this Circular shall not, under any circumstances, create an implication that there has not been any change in the information set forth herein since the date of this Circular.

Virtual Only Meeting

Out of an abundance of caution, in light of the current COVID-19 public health emergency and to protect the Corporation’s employees, Shareholders and other stakeholders, and consistent with the latest guidance from public health and government authorities, the Corporation is holding the Meeting in a virtual only format which will be conducted via live audio webcast. All Shareholders, regardless of their geographic location or equity ownership, will have an equal opportunity to participate in the Meeting and engage with directors and management of the Corporation as well as with other Shareholders.

Participation at the Meeting

Registered Shareholders and duly appointed proxyholders who participate in the Meeting online will be able to listen to the Meeting, ask questions and vote, all in real time, provided they are connected to the internet and comply with all of the requirements set out in the sections below entitled “How to Vote” and “Attendance and Participation in the Meeting”. Non-Registered Shareholders who have not duly appointed themselves as their proxies may still attend the Meeting as guests. Guests will be able to listen to the Meeting but will not be able to vote or ask questions at the Meeting. See the sections below entitled “How to Vote” and “Attendance and Participation in the Meeting” below.

Appointment, Time for Deposit and Revocation of Proxies

Each of the persons named in the enclosed form of proxy is an officer of the Corporation. A Shareholder desiring to appoint some other person (who need not be a Shareholder) to attend and act for him, her or it at the Meeting may do so either by inserting such person’s name in the blank space provided in the form of proxy or by completing another proper form of proxy. Such Shareholder must also register such proxyholder once he, she or it has submitted a form of proxy. Failure to register the proxyholder will result in the proxyholder not receiving an Invitation Code to participate in the Meeting. To register a proxyholder, Shareholders MUST visit https://www.computershare.com/Sangoma by December 23, 2021, at 10:30 a.m. (Toronto time) and provide Computershare with their proxyholder’s contact information, so that Computershare may provide the proxyholder with an Invitation Code via email. If a Shareholder wishes to vote by proxy, the proxy to be used at the Meeting must be delivered to Computershare Investor Services Inc., 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 (fax: +1-866-249-7775 within North America or +1-416-263-9524 from all other countries). A proxy should be executed by the Shareholder or his or her attorney in writing or, if the Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized. Proxies to be used at the Meeting must be delivered to Computershare Investor Services Inc. so as to be received no later than 10:30 a.m. (Toronto time) on Thursday, December 23, 2021 (or at least 48 hours, excluding Saturdays, Sundays and holidays before any adjournment or postponement of the Meeting) or delivered to the Chairman of the Meeting via email at investorrelations@sangoma.com at least 24 hours prior to the commencement of the Meeting, or any adjournment thereof, in order for the proxy to be voted. As an alternative to completing and submitting a proxy for use at the Meeting, a Shareholder may vote electronically on the internet at www.investorvote.com or by telephone by contacting Computershare Investor Services Inc. at +1-866-732-8683. Votes cast electronically or by telephone are in all respects equivalent to, and will be treated in the same manner as, votes cast via a paper form of proxy. Shareholders who wish to vote using internet or by telephone should follow the instructions provided in the enclosed form of proxy. Votes cast electronically or by telephone must be submitted no later than 10:30 a.m. (Toronto time) on Thursday, December 23, 2021 or at least 48 hours, excluding Saturdays, Sundays and holidays, before any adjournment or postponement of the Meeting.

Advice to Beneficial Holders of Common Shares

The information set forth in this section is of significant importance to many Shareholders as a substantial number of Shareholders do not hold Common Shares in their own name and thus are considered non-registered beneficial Shareholders. Only registered holders of Common Shares or the persons they appoint as their proxyholder are permitted to vote at the Meeting. However, in many cases, Common Shares beneficially owned by a person (a “Beneficial Holder ”) are registered either: (i) in the name of an Intermediary that the Beneficial Holder deals with in respect of the Common Shares, or (ii) in the name of a clearing agency (such as the Canadian Depository for Securities Limited) of which the Intermediary is a participant. Beneficial Holders should note that only proxies deposited by Shareholders whose names appear on the records of the Corporation as the registered holders of Common Shares can be recognized and acted upon at the Meeting. In accordance with the requirements of the Canadian Securities Administrators, the Corporation will have distributed copies of the Notice of Meeting, this Information Circular and the enclosed form of proxy to the clearing agencies and Intermediaries for onward distribution to Beneficial Holders. If you are a Beneficial Holder, your Intermediary will be the entity legally entitled to vote your Common Shares at the Meeting. Common Shares held by an Intermediary can only be voted upon the instructions of the Beneficial Holder. Without specific instructions, Intermediaries are prohibited from voting Common Shares. Applicable regulatory policy requires Intermediaries to seek voting instructions from Beneficial Holders in advance of the Meeting. Often, the form of proxy supplied to a Beneficial Holder by its Intermediary is identical to the form of proxy provided to registered Shareholders; however, its purpose is limited to instructing the registered Shareholder how to vote on behalf of the Beneficial Holder. The majority of Intermediaries now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge typically mails a scannable voting instruction form in lieu of the form of proxy. The Beneficial Holder is requested to complete and return the voting instruction form to Broadridge by mail or facsimile. Alternatively, the Beneficial Holder may call a toll-free telephone number or access the internet to provide instructions regarding the voting of Common Shares held by such Beneficial Holder. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. A Beneficial Holder receiving a voting instruction form cannot use that voting instruction form to vote Common Shares directly at the Meeting, as the voting instruction form must be returned as directed by Broadridge well in advance of the Meeting in order to have such Common Shares voted.

Beneficial Holders should ensure that instructions respecting the voting of their Common Shares are communicated in a timely manner and in accordance with the instructions provided by their Intermediary or Broadridge, as applicable. Every Intermediary has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Holders in order to ensure that their Common Shares are voted at the Meeting.

Although a Beneficial Holder may not be recognized directly at the Meeting for the purpose of voting Common Shares registered in the name of their Intermediary, a Beneficial Holder may attend the Meeting as proxyholder for the Intermediary and vote the Common Shares in that capacity. Beneficial Holders who wish to attend the Meeting and indirectly vote their Common Shares as a proxyholder, should enter their own names in the blank space on the form of proxy or voting instruction form provided to them by their Intermediary and/or Broadridge, as applicable, and return the same in accordance with the instructions provided by their Intermediary and/or Broadridge, as applicable, well in advance of the Meeting. In addition, such Beneficial Holders must register himself, herself or itself as a proxyholder once he, she or it has submitted a proxy or voting instruction form. Failure to register the proxyholder will result in the proxyholder not receiving an Invitation Code to participate in the meeting. To register a proxyholder, the Beneficial Holder MUST visit https://www.computershare.com/Sangoma by 10:30 a.m. (Toronto time) on Thursday, December 23,

2021 and provide Computershare with their proxyholder’s contact information, so that Computershare may provide the proxyholder with an Invitation Code via email.

In any case, the purpose of the above noted procedures is to permit Beneficial Holders to direct the voting of the Common Shares which they beneficially own. Beneficial Holders should carefully follow the instructions and procedures of their Intermediary or Broadridge, as applicable, including those regarding when and where the form of proxy or voting instruction form is to be delivered.

Pursuant to National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”), the Corporation is distributing copies of proxy-related materials in connection with the Meeting directly to non-objecting beneficial owners of Common Shares and the Corporation intends to pay for delivery to objecting beneficial owners. The Corporation is not relying on the notice-and-access delivery procedures set out in NI 54-101 to distribute copies of proxy-related materials in connection with the Meeting.

How to Vote

Shareholders may vote by proxy before the Meeting or vote at the Meeting, as described below:

Voting by proxy before the Meeting

You may vote before the Meeting by completing your form of proxy or voting instruction form in accordance with the instructions provided therein. Beneficial Holders should also carefully follow all instructions provided by their Intermediaries or Broadridge to ensure that their Common Shares are voted at the Meeting. Voting by proxy is the easiest way to vote. It means you are giving someone else the authority to attend the Meeting and vote on your behalf.

The Corporation’s proxyholders named in the enclosed form of proxy will vote the Common Shares in respect of which they are appointed as proxies in accordance with your instructions, including on any ballot at the Meeting. If there are changes to the items of business or new items properly come before the Meeting, a proxyholder can vote as he or she sees fit.

You can appoint someone else to be your proxy. This person does not need to be a Shareholder. See the section below entitled “Appointment of a Third Party as Proxy”.

There are three ways for registered Shareholders to vote by proxy before the Meeting:

(a) Telephone voting - You may vote by calling the toll-free telephone number 1-866-732-VOTE (8683). You will be prompted to provide your control number printed on the form of proxy. If you vote by telephone, you may not appoint a person as your proxy other than the Sangoma proxyholders named in the form of proxy or voting instruction form. Please follow the voice prompts that allow you to vote your Common Shares and confirm that your instructions have been properly recorded.

(b) Internet voting - You may vote by logging on to the website indicated on the form of proxy (www.investorvote.com). Please follow the website prompts that allow you to vote your Common Shares and confirm that your instructions have been properly recorded.

(c) Return your form of proxy by mail - You may vote by completing, signing and returning the form of proxy in the postage-paid envelope provided.

Proxies, whether submitted through the Internet or by telephone or mail as described above, must be received by Computershare (100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1, fax: +1-866-249-7775 within North America or +1- 416-263-9524 from all other countries) no later than 10:30 a.m. (Toronto time) on Thursday, December 23, 2021 or at least 48 hours, excluding Saturdays, Sundays and holidays before any adjournment or postponement of the Meeting. Your Common Shares will be voted in accordance with your instructions as indicated on the proxy.

The time limit for the deposit of proxies may be waived or extended by the chair of the Meeting at his or her discretion without notice.

Beneficial Holders will receive a Notice of Meeting and notice of availability of proxy materials and voting instruction form indirectly through their Intermediary or Broadridge. The Notice of Meeting and notice of availability of proxy materials contains instructions on how to access our proxy materials and return your voting instructions. You should follow the voting instructions of your Intermediary or Broadridge. Intermediaries or Broadridge may set deadlines for voting that are further in advance of the Meeting than those set out in this Information Circular. You should contact your Intermediary or Broadridge for further details.

Voting at the Meeting

A registered Shareholder or a Beneficial Holder who has appointed themselves or a third-party proxyholder to represent them at the Meeting, will appear on a list of Shareholders prepared by Computershare, the transfer agent and registrar for the meeting. To have their Common Shares voted at the Meeting, each registered Shareholder or proxyholder will be required to enter their control number or Invitation Code, as applicable, provided by Computershare at https://meetnow.global/MR6VG9T prior to the start of the meeting. In order to vote, Beneficial Holders who appoint themselves as a proxyholder MUST register with Computershare at https://www.computershare.com/Sangoma after submitting their voting instruction form in order to receive an Invitation Code (please see the information under the heading below entitled “Appointment of a Third Party as Proxy” and “Attendance and Participation at the Meeting”).

It is important that you are connected to the internet at all times during the Meeting in order to vote when balloting commences. It is your responsibility to ensure connectivity for the duration of the Meeting.

Appointment of a Third Party as Proxy

The following applies to Shareholders who wish to appoint someone as their proxy other than the Sangoma proxyholders named in the form of proxy or voting instruction form. This includes Beneficial Holders who wish to appoint themselves as their proxy to attend, participate, vote or ask questions at the Meeting. Shareholders who wish to appoint someone other than the Sangoma proxyholders as their proxy to attend the Meeting as their proxy and vote their Common Shares MUST submit their form of proxy or voting instruction form, as applicable, appointing that person as their proxy AND register that proxyholder online, as described below. Registering your proxyholder is an additional step to be completed AFTER you have submitted your form of proxy or voting instruction form. Failure to register the proxyholder will result in the proxyholder not receiving a Control Number that is required to vote at the Meeting.

•	Step 1: Submit your proxy or voting instruction form: To appoint someone other than the Sangoma proxyholders as your proxy, insert that person’s name in the blank space provided in the form of proxy or voting instruction form (if permitted) and follow the instructions for submitting such form of proxy or voting instruction form. This must be completed before registering such proxyholder, which is an additional step to be completed once you have submitted your form of proxy or voting instruction form. If you are a Beneficial Holder and wish to vote at the Meeting, you have to insert your own name in the space provided on the voting instruction form sent to you by your Intermediary or Broadridge, follow all of the applicable instructions provided by your Intermediary or Broadridge AND register yourself as your proxy, as described below. By doing so, you are instructing your Intermediary or Broadridge to appoint you as your proxy. It is important that you comply with the signature and return instructions provided to you by your Intermediary or Broadridge. See the section below entitled “Attendance and Participation in the Meeting”.

If you are Beneficial Holder located in the United States and wish to vote at the Meeting or, if permitted, appoint a third party as your proxy, in addition to the steps described below in the section entitled “Attendance and Participation in the Meeting”, you must obtain a valid legal proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with the legal proxy form and the voting information form sent to you, or contact your Intermediary to request a legal proxy form or a legal proxy if you have not received one. After obtaining a valid legal proxy from your broker, bank or other agent, you must then submit such legal proxy to Computershare. Requests for registration from Beneficial Holders located in the United States that wish to vote at the Meeting or, if permitted, appoint a third party as their proxy must be sent by e-mail to uslegalproxy@computershare.com or by courier to: Computershare Investor Services Inc., 100 University Avenue, 8th Floor, North Tower, Toronto, Ontario, Canada M5J 2Y1, and in both cases, must be labelled “Legal Proxy” and received no later than 10:30 a.m. (Toronto time) on Thursday, December 23, 2021 or at least 48 hours, excluding Saturdays, Sundays and holidays before any adjournment or postponement of the Meeting. You will receive a confirmation of your registration by email after we receive your registration materials.

Step 2: Register your proxyholder: To register a third party proxyholder, Shareholders must visit https://www.computershare.com/Sangoma by 10:30 a.m. (Toronto time) on Thursday, December 23, 2021 and provide Computershare with their proxyholder’s contact information, so that Computershare may provide the proxyholder with an Invitation Code via email. Without an Invitation Code, proxyholders will not be able to vote or ask questions at the Meeting but will be able to attend as a guest.

Attendance and Participation in the Meeting

The Corporation is holding the Meeting in a virtual only format, which will be conducted via live audio webcast. Shareholders will not be able to attend the Meeting in person. Attending the Meeting online enables registered Shareholders and duly appointed proxyholders, including Beneficial Holders who have duly appointed themselves as their proxy, to participate in the Meeting and ask questions, all in real time. Registered Shareholders and duly appointed proxyholders can vote at the appropriate times during the Meeting. Guests, including Beneficial Holders who have not duly appointed themselves as their proxy, can log in to the Meeting as set out below. Guests can listen to the Meeting but are not able to vote or ask questions.

• Log in online at https://meetnow.global/MR6VG9T. We recommend that you log in at least one hour before the Meeting starts.

• Click “Shareholder” and then enter your control number or an Invitation Code.

OR

• Click “Guest” and then complete the online form.

Registered Shareholders: The 15-digit control number located on the form of proxy or in the email notification you received is your control number. If you are using a 15-digit control number to login to the online meeting and you accept the terms and conditions, you will be revoking any and all previously submitted proxies. However, in such a case, you will be provided the opportunity to vote by ballot on the matters put forth at the Meeting. If you DO NOT wish to revoke all previously submitted proxies, do not accept the terms and conditions, in which case you can only enter the meeting as a guest.

Duly appointed proxyholders: Computershare will provide the proxyholder with an Invitation Code by e-mail after the proxy voting deadline has passed and the proxyholder has been duly appointed AND registered as described in “Appointment of a Third Party as Proxy” above.

If you attend the Meeting online, it is important that you are connected to the internet at all times during the Meeting in order to vote when balloting commences. It is your responsibility to ensure connectivity for the duration of the Meeting. You should allow ample time to check into the Meeting online and complete the related procedure.

Revocation of Proxy

If you are a registered Shareholder, you may change a vote you made by proxy by voting again by any of the means, and by the deadlines, described in the section above entitled “Voting by proxy before the Meeting”. Your new instructions will revoke your earlier instructions.

If you are a registered Shareholder and you voted by proxy, you can revoke your voting instructions at any time up to and including the last business day preceding the day of the Meeting or any adjournment by (i) sending a notice in writing (from you or a person authorized to sign on your behalf) to Computershare Investor Services Inc., 100 University Avenue, 8th Floor, North Tower, Toronto, Ontario, Canada M5J 2Y1; or (ii) any other manner permitted by law.

If you have followed the process for attending and voting at the Meeting online, voting at the Meeting online will revoke your previous proxy.

If you are a Beneficial Holder, contact your Intermediary or Broadridge to find out how to change or revoke your voting instructions and the timing requirements, or for other voting questions. Intermediaries may set deadlines for the receipt of revocation notices that are farther in advance of the Meeting than those set out above and, accordingly, any such revocation should be completed well in advance of the deadline prescribed in the proxy card or voting instruction form to ensure it is given effect at the Meeting.

Voting Deadline

If voting by proxy, your proxy must be received by Computershare (Computershare Investor Services Inc., 100 University Avenue, 8th Floor, North Tower, Toronto, Ontario, Canada M5J 2Y1) no later than 10:30 a.m. (Toronto time) on Thursday, December 23, 2021 or at least 48 hours, excluding Saturdays, Sundays and holidays before any adjournment or postponement of the Meeting.

The time limit for the deposit of proxies may be waived or extended by the chair of the Meeting at his or her discretion without notice. The Corporation reminds Shareholders that only the most recently dated voting instructions will be counted and any prior dated instructions will be disregarded.

Voting Questions

Registered Shareholders may contact the Transfer Agent, at 1-800 564 6253 (toll free in North America) or +1 (514) 982 7555 (outside North America), for any voting questions.

Exercise of Discretion by Proxies

All properly executed forms of proxy, not previously revoked, will be voted or withheld from voting on any poll taken at the Meeting in accordance with the instructions of the Shareholder contained therein. A properly executed form of proxy containing no instructions regarding the matters to be acted upon will be voted in favour of such matters. The form of proxy also confers discretionary authority in respect of amendments to, or variations in, all matters that may properly come before the Meeting or any postponement or adjournment thereof. At the time of the printing of this Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice. However, if any such amendments, variations or other matters which are not now known to management, should properly come before the Meeting, the Common Shares represented by the proxies hereby solicited will be voted thereon in such manner as such persons then consider proper.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The Corporation has fixed the close of business on November 24, 2021 as the record date (the “Record Date”) for the purposes of determining Shareholders entitled to receive the Notice and vote at the Meeting. The Corporation is authorized to issue an unlimited number of Common Shares, of which 19,027,967 Common Shares (on a post-Consolidation basis) were issued and outstanding as at the date of this Circular. Each Common Share entitles the holder thereof to one vote for each matter voted at the Meeting.

Two shareholders constitute a quorum for the Meeting Each Common Share is entitled to one vote on each matter to be voted upon at the Meeting. A simple majority of votes cast at the Meeting, whether in person or by proxy, will constitute approval of any matter submitted to a vote.

In accordance with the provisions of the Business Corporations Act (Ontario), the Corporation will prepare a list of the Shareholders on the Record Date. Each Shareholder named in the list will be entitled to vote the Common Shares shown opposite his, her or its name on the list. To the knowledge of the directors and senior officers of the Corporation, and based upon the Corporation’s review of the records maintained by the Transfer Agent and insider reports filed with the System for Electronic Disclosure by Insiders, as at the Record Date, the only person who beneficially owns, directly or indirectly, or exercises control or direction over voting securities of the Corporation carrying more than 10% of the voting rights of the total issued and outstanding Common Shares is Star2Star Holdings, LLC (which is controlled by Norman A. Worthington, III, the Chairman and Chief Executive Officer of Star2Star Holdings, LLC) which beneficially owns directly 2,163,254 Common Shares (on a post-Consolidation basis), representing approximately 11.37% of the total number of Common Shares outstanding as at November 25, 2021.

EXECUTIVE COMPENSATION

Compensation and Nominating Committee

The Compensation and Nominating Committee is composed of Allan Brett, Al Guarino and Marc Lederman, directors of the Corporation, all of whom, are considered “independent”, as that term is defined in National Instrument 52-110 – Audit Committees of the Canadian Securities Administrators. Policy 3.1 of the TSX Venture Exchange Corporate Finance Manual sets out a requirement that all employment, consulting or other compensation arrangements between the issuer and any director or senior officer of the issuer are to be considered and approved by independent directors. Mr. Brett acts as Chair of the Compensation and Nominating Committee.

Executive Compensation Discussion and Analysis

The duties of the Compensation and Nominating Committee as they relate to compensation include developing and monitoring the Corporation’s overall approach to compensation issues and, subject to approval by the Corporation’s board of directors (“Board” or “Board of Directors”), implementing and administering a system of compensation which reflects superior standards of compensation practices. Periodically, the Compensation and Nominating Committee will review the adequacy and form of the compensation of the directors of the Corporation with a view to ensuring that such compensation realistically reflects the responsibilities and risks of being a director.

Subject to any contractual arrangements, the Compensation and Nominating Committee is responsible for setting the annual salary, bonus and other benefits, direct and indirect, of the Chief Executive Officer (CEO). The committee reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and evaluates the Chief Executive Officer’s performance considering these goals and objectives. The Compensation and Nominating Committee determines the incentive compensation of the Chief Executive Officer after the end of each financial year and makes a recommendation to the Board of Directors. The Compensation and Nominating Committee also reviews recommendations to the Board of Directors from the CEO regarding incentive compensation for other executives. During its deliberations the Compensation and Nominating Committee considers the implications of the risks associated with the Corporation’s compensation policies and practices.

The Charter of the Compensation and Nominating Committee includes the following duties:

(a)	to develop and monitor the Corporation’s overall approach to compensation issues and, subject to approval by the Board of Directors, to implement and administer a system of compensation which reflects superior standards of compensation practices and to continue to develop the Corporation’s approach to compensation issues;

(b)	to undertake an annual review of compensation issues and practices as they affect the Corporation and make a comprehensive set of recommendations to the Board of Directors during each calendar year;

(c)	to advise the Board of Directors or any committees of the Board of Directors of compensation issues which the Committee determines ought to be considered by the Board of Directors or any such committee;

(d)	to recommend to the Board of Directors human resources and compensation policies and guidelines;

(e)	to ensure that the Corporation has in place programs to attract and develop management of the highest calibre and a process to provide for the orderly succession of management, including receipt on an annual basis of any recommendations of the Chief Executive Officer in this regard;

(f)	to develop a position description for the Chief Executive Officer and to ensure that policy guidelines and systems are in place to provide for a comprehensive annual review of the performance of the Chief Executive Officer;

(g)	to review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer and to evaluate the Chief Executive Officer’s performance considering these goals and objectives;

(h)	subject to any contractual arrangements, to set the annual salary, bonus and other benefits, direct and indirect, of the Chief Executive Officer and to approve compensation for all other designated officers after considering the recommendations of the Chief Executive Officer, all within any human resources and compensation policies and guidelines approved by the directors;

(i)	to review periodically the adequacy and form of the compensation of the directors of the Corporation with a view to ensuring that such compensation realistically reflects the responsibilities and risks of being a director;

(j)	to implement and administer human resources and compensation policies approved by the directors concerning the following:

i.	executive compensation, employment and related contracts, stock option plans, deferred share plans and other incentive and equity-based plans; and

ii.	proposed personnel changes involving officers reporting to the Chief Executive Officer;

(k)	from time to time to review with the Chief Executive Officer, the Corporation’s broad policies on compensation for all employees and overall labour relations strategies;

(l)	to consider any other questions or matters of compensation referred to it by the directors;

(m)	to develop and implement a process for assessing the effectiveness of the compensation policies and practices of the Corporation and to report and make recommendations to the Board of Directors thereon;

(n)	to adopt a process to determine what competencies and skills the Board, as a whole, should possess given the nature of the business of the Corporation;

(o)	to assess the competencies and skills of each existing director, with a view to assessing the Board of Directors collectively for the purpose of, in part, facilitating effective decision making by the Board of Directors;

(p)	to identify and recommend qualified individuals to become new members of the Board, giving due consideration to:

i.	the competencies and skills that the board considers to be necessary for the board, as a whole, to possess;

ii.	the competencies and skills that the board considers each existing director to possess; and

iii.	the competencies and skills each new nominee will bring to the boardroom.

(q)	to report annually to the Corporation’s shareholders, through the Corporation’s annual management information circular to shareholders, on the Corporation’s approach to compensation and to review executive compensation disclosure before the Corporation publicly discloses such information; and

(r)	to recommend the slate of directors to be nominated for election at the annual meeting of shareholders.

The Compensation and Nominating Committee also reviewed and approved the Compensation Discussion and Analysis included in this Circular.

For the purposes of this Circular, the Named Executive Officers (NEO, as that term is defined in Form 51-102F6V — Statement of Executive Compensation) are Messrs. Wignall, Moore and Tobia (each, an “NEO” and together, the “NEOs”).

Objectives of Compensation Strategy

The specific objectives of the Corporation’s compensation program for executive officers are as follows:

•	to attract and retain talented executive officers;

•	to align the interests of executive officers with those of the Corporation’s shareholders; and

•	to link individual executive compensation to the performance of both the Corporation and the individual executive officer.

The Corporation’s compensation program is currently designed to reward executive officers for:

•	superior corporate performance relative to pre-set internal objectives; and

•	exceptional levels of individual performance consistent with, and contributing to, the achievement of the Corporation’s strategic goals.

The Compensation and Nominating Committee is directly involved in the negotiation and settlement of the terms of the senior management executive employment contracts. In determining the appropriate terms of the executive employment contracts, the Compensation and Nominating Committee considers, among other matters, the following objectives: (i) retaining executives who are critical to the success of the Corporation and the enhancement of shareholder value; (ii) providing fair and competitive compensation; and (iii) balancing the interests of management and shareholders of the Corporation.

The executive compensation programs in the totality are intended to provide executives with an appropriate and competitively balanced mix of guaranteed cash (base salary) and performance-based (short-term – annual cash bonus; long-term – stock option awards) incentive compensation. Short and long-term incentive awards are discretionary and are determined by the achievement of annual performance objectives and the performance of the Corporation. These incentive awards are paid in cash or, if the NEO is eligible and elects to participate in the long-term equity incentive compensation plan of the Corporation, a combination of both. The Corporation’s executive compensation mix (the proportion of base salary, short and long-term incentive awards) is designed to reflect the relative impact of the executive’s role on the Corporation’s performance and considers how the compensation mix aligns with long-term shareholder value creation.

An NEO or director of the Corporation is not excluded from purchasing financial instruments, including prepaid variable contracts, equity swaps, collars or units of exchange that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held directly or indirectly by the NEO or director. Currently there are no such financial instruments available in respect of the Corporation.

Structure of Compensation Strategy

For the fiscal year ended June 30, 2021, payouts to NEOs were based on the Compensation and Nominating Committee’s assessment of performance based on expected revenues, adjusted EBITDA, adjusted EBITDA as a percentage of revenue, identification and completion of acquisitions, stock price and various other measures of individual performance throughout the year.

1.	Base Salary

The CEO, CFO and Executive Vice President received base annual salaries of $400,000, $300,000, and $250,000 for the period January 1, 2021 to June 30, 2021 respectively, and $360,000, $250,000, and $250,000 respectively for the period July 1, 2020 to December 31, 2020. Each NEO’s base salary is determined by assessment of the executive’s performance and is intended to reward the skill, knowledge and experience of the NEO and reflect the level of responsibility and the expected contribution to the Corporation from that executive.

2.	Bonuses

The Corporation has a discretionary annual cash bonus plan for the executive officers of the Corporation which may vary, based on the individual’s position and contribution to the performance of the Corporation and the annual performance of the Corporation. The Chief Executive Officer of the Corporation presents recommendations to the Compensation and Nominating Committee with respect to the award of any such cash bonuses (other than bonuses paid to the Chief Executive Officer).

During the fiscal year ended June 30, 2021, the Corporation recorded an aggregate of $1,100,000 in annual cash bonuses for payment to NEOs of the Corporation in respect of the fiscal year ended June 30, 2021. The cash bonus to be paid to the President and Chief Executive Officer for the year-ended June 30, 2021, was determined by the Compensation and Nominating Committee based on an assessment of the performance of the Corporation and the individual performance of the President and Chief Executive Officer. The Compensation and Nominating Committee also approved the CEO’s recommendation for awards of bonuses to the balance of the executive team.

3.	Long Term Incentive Plan

The Corporation does not have any long-term incentive plans other than the Option Plan described below.

4.	Equity Compensation Plans – Stock Option Plan

The Corporation has a stock option plan (the “Option Plan”) for directors, officers, employees and consultants of the Corporation and the number of Common Shares which are set aside for issuance under the Option Plan (and under all other management options and employee stock option plans) is currently equal to 10% of the outstanding Common Shares on the date of grant of any option. As a result, should the Corporation issue additional Common Shares in the future, the number of Common Shares issuable under the Option Plan will increase accordingly. Given that the Corporation has 19,027,967 Common Shares (on a post-Consolidation basis) issued and outstanding as at the date of this Circular, the Corporation currently has 1,902,796 Common Shares (on a post-Consolidation basis) that have been set aside for the grant of options on this date. There are 1,782,574 options (on a post-Consolidation basis) currently outstanding under the Option Plan, representing a dilution of approximately 9.4% to the outstanding Common Shares of the Corporation as at the date of this Circular. As at the date of this Circular, another 120,222 options (on a post -Consolidation basis) may be granted under the Option Plan, representing a total potential dilution of 10.0% assuming all such options are granted. The Option Plan is considered an “evergreen” plan, since the Common Shares covered by options which have been exercised, terminated, cancelled or surrendered for cancellation shall be available for subsequent grants under the Option Plan and the number of options available to grant increases as the number of issued and outstanding Common Shares increases.

The exercise price (which is payable in full upon exercise) shall be set by the Board in accordance with the applicable rules of the stock exchange upon which the Common Shares are listed at the date the option is granted and the term of any option shall not exceed five (5) years. The Board also approves the vesting period or periods of options granted under the Option Plan. Under the rules of the Toronto Stock Exchange (“TSX”), unallocated option entitlements under a stock option plan that does not provide for a fixed number of shares for issuance, such as the Corporation’s Option Plan, must be specifically approved every three years by Shareholders. Such approval was last obtained at the Corporation’s annual and special meeting of Shareholders held on December 17, 2020. At such meeting, the Shareholders also approved an amendment to the Corporation’s then existing stock option plan to delete the reference to “David Mandelstam, Yves Laliberté, Al Guarino and Allan Brett (the current non-management or external directors of the Company)” as excluded persons in the definition of Eligible Persons (as defined in the plan). On June 9, 2021, the Board amended the then existing stock option plan to reflect the following changes to ensure compliance with the policies of the TSX Venture Exchange: (i) state that any options granted to an insider pursuant the plan or any other Share Compensation Arrangement (as defined in the plan) shall be included for the purposes of the limits set out in Sections 6(a) and 6(b) of the plan; and (ii) state that the exercise price for any options granted for a future date shall not be less than the greater of the “market price”, as defined in the plan, and the Discounted Market Price as determined under the policies of the TSX Venture Exchange. Shareholder approval was not sought with respect to the June 2021 amendments as the TSX Venture Exchange advised that given such amendments were made to ensure the Option Plan met the minimum requirements of the policies of the TSX Venture Exchange, Shareholder approval was not required.

The Corporation does not provide financial assistance to participants under the Option Plan to facilitate payment of the exercise price of options.

The annual burn rate of options granted under the Option Plan in respect of: (i) fiscal 2021 was 6.8%; (ii) fiscal 2020 was 3.3%; and (iii) fiscal 2019 was 3.3%. “Annual burn rate” is the number of options granted under the Option Plan during the applicable fiscal year divided by the weighted average number of common shares of the Corporation outstanding for the applicable fiscal year, as required to be calculated and disclosed pursuant to Sections 613(p) and 613(d)(iii) of the TSX Company Manual.

The Option Plan also has the following terms, among others:

(a)	the number of common shares of the Corporation reserved for issuance to any one person within a one-year period shall not exceed 5% of the outstanding Common Shares at the time of the grant (on a non-diluted basis);

(b)	the exercise price for each option shall be fixed by the Board but cannot be less than the “market price” on the date the option is granted. The “market price” is equal to the closing price of the Common Shares as reported by the stock exchange upon which the Common Shares are listed or other published market upon which the Common Shares are quoted or traded, on the day immediately preceding the day upon which the option is granted, or if not so traded, the average between the closing bid and ask prices thereof as reported for the day immediately preceding the day upon which the option is granted. If the Board determines that an option is to be granted at a future date “market price” shall be deemed to be the greater of the weighted average trading price of the Common Shares as reported for the five (5) trading days preceding the date of the grant and the Discounted Market Price (as defined under the policies of the TSX Venture Exchange) on the date of the grant;

(c)	options shall expire not more than five years from the grant date;

(d)	options terminate within a period of time following an optionholder ceasing to be a director, officer, employee or consultant of the Corporation or of a subsidiary of the Corporation. However, in the event of death, options will expire at the earlier of the end of the original option period or 180 days after the date of death;

(e)	the number of Common Shares issuable to insiders of the Corporation at any time pursuant to all of the Corporation’s share compensation arrangements shall not exceed 10% of the outstanding Common Shares at the time of grant, on a non-diluted basis, and the number of Common Shares issued to insiders of the Corporation, within any one year period, pursuant to all of the Corporation’s share compensation arrangements, shall not exceed 10% of the outstanding Common Shares at the time of grant, on a non-diluted basis;

(f)	the number of Common Shares issuable to any one insider of the Corporation within a one-year period pursuant to all of the Corporation’s share compensation arrangements shall not exceed 5% of the outstanding Common Shares at the time of grant, on a non-diluted basis;

(g)	the number of options which may be issued to a consultant within a one-year period pursuant to all of the Corporation’s share compensation arrangements shall not exceed 2% of the outstanding Common Shares at the time of grant, on a non-diluted basis;

(h)	the number of options issued to an employee of the Corporation or a subsidiary that conducts investor relation activities under the Plan within a one-year period pursuant to all of the Corporation’s share compensation arrangements shall not exceed 2% of the Common Shares outstanding at the time of grant, on a non-diluted basis;

(i)	options are not transferable otherwise than by will or by the laws of descent and distribution, and options are exercisable, during the holder’s lifetime, only by the holder; and

(j)	provisions for adjustment in the number of Common Shares issuable thereunder in the event of the subdivision, consolidation, reclassification or change of the shares, a merger or other relevant changes in the Corporation’s capitalization.

The Board may, with the approval of all stock exchanges and regulatory authorities having jurisdiction over the affairs of the Corporation, at any time amend, revise or terminate the Option Plan if and when it is advisable in the discretion of the Board, except that the consent of an optionholder is required if such amendment, revision or termination would adversely affect the rights of such optionholder under any option granted to him, her or it.

Awards made under the Option Plan are intended to reward contribution to the long-term performance of the Corporation. Option Awards serve to align participants’ interests with shareholders of the Corporation and provides additional incentive for participants to increase shareholder value by increasing long-term equity participation. Awards of options under the Option Plan are based on performance of the Corporation and the respective participant and determined in the discretion of the Board of Directors upon recommendation of the Compensation and Nominating Committee. Previous awards are taken into account when the Compensation and Nominating Committee considers new option awards. There were an aggregate of 1,102,571 options and 340,142 options (each on a post-Consolidation basis) issued to employees in the fiscal year ended June 2021 and in the fiscal year ended June 2020, respectively.

Please see the tables that follow for additional information on the option awards under the Option Plan.

5.	Value of Perquisites; All Other Compensation

“Value of Perquisites” includes an automobile allowance payable to the CEO and “All other compensation” includes RRSP matching from the Corporation for CEO and CFO. The matching is the amount that the Corporation is required to match the CEO’s and CFO’s RRSP or IRA contribution in each year. The RRSP contribution is paid 50% in the same year and 50% two years later provided the NEO is still employed at that time and is capped at $10,000 per year.

Table of compensation excluding compensation securities for NEOs

The following table sets forth all compensation for services in all capacities to the Corporation for the fiscal years ended June 30, 2021, and 2020 in respect of the NEOs.

					Value of	All other	Total
Name and principal		Salary	Bonus	Director Fees	perquisites [3]	compensation [4]	compensation
position	Year	($)	($)	($)	($)	($)	($)
William Wignall,	2021	$425,635	$600,000	-	$12,000	$10,000	$1,047,635
President & Chief
Executive Officer1 2	2020	$360,000	$370,000	-	$12,000	$10,000	$752,000
David Moore,	2021	$296,751	$300,000	-	-	$10,000	$606,751
Chief Financial Officer[2]	2020	$250,000	$175,000	-	-	$10,000	$435,000
John Tobia,	2021	$259,616	$200,000	-	-	-	$459,616
Executive Vice President,
Corporate Development	2020	$250,000	$200,000	-	-	-	$450,000

[1]	Mr. Wignall is also a director of the Corporation but does not receive compensation for his services as a director.

[2]	Salary includes any unused vacation payout

[3]	Perquisites are a monthly automobile allowance in the amount of $12,000 per year

[4]	Other compensation includes RRSP matching from the Corporation.

Table of compensation securities for NEOs

The following table sets forth the compensation securities of the Corporation issued to each NEO for the fiscal year ended June 30, 2021. Effective as of November 2, 2021, the Corporation implemented the Consolidation on the basis of the Consolidation Ratio. The numbers and prices of Common Shares and other information on securities convertible into Common Shares provided in this section are stated prior to giving effect to the Consolidation.

Compensation securities for NEOs
Name and position	Type of compensation security	Number of securities underlying unexercised options (#)	Date of issue or grant	Option exercise price [1] ($)	Closing price of security on date of grant ($)	Closing price of security at year end ($)	Option expiration date
William Wignall, President & Chief Executive Officer	Options	2,425,000	February 9, 2021	$4.90	$5.20	$3.19	February 9, 2026
David Moore, Chief Financial Officer	Options	1,112,500	February 9, 2021	$4.90	$5.20	$3.19	February 9, 2026

1            Option exercise price is the closing Common Share price on the day prior to the grant on a pre-Consolidation basis.

Table of exercise of compensation securities by NEOs

The following table sets forth the exercise by each NEO of compensation securities during the fiscal year ended June 30, 2021. Effective as of November 2, 2021, the Corporation implemented the Consolidation on the basis of the Consolidation Ratio. The numbers and prices of Common Shares and other information on securities convertible into Common Shares provided in this section are stated prior to giving effect to the Consolidation.

Exercise of Compensation securities by NEOs
						Difference
		Number of securities				between exercise price and closing
Name and position	Type of compensation security	underlying securities exercised (#)	Exercise Price per security ($)	Date of Exercise	Closing price of security on date of exercise ($)	price of security on date of exercise ($)	Total value on exercise date [1] ($)
William Wignall, President & Chief Executive Officer	Options	185,985	$0.28	November 20 2020	$2.86	$2.58	$479,841
David Moore, Chief Financial Officer	Options	62,817	$0.28	November 23 2020	$2.82	$2.54	$159,555

[1]	Total value on exercise date equals the number of underlying securities multiplied by the difference exercise price and closing price of security on date of exercise (all on a pre-Consolidation basis).

RRSP Matching Plan

In Canada, the Corporation matches RRSP contributions up to $10,000 per year for Messrs. Wignall and Moore. One half of the Corporation’s matching obligation is paid into Messrs. Wignall’s and Moore’s RRSP plans in the calendar year in which Messrs. Wignall and Moore make their contribution and the remaining one half of the Corporation’s matching obligation is paid into their RRSP plans in the second fiscal year after the contribution by them, provided that they are still employed by the Corporation.

Termination of Employment, Change in Responsibilities and Employment Contracts

The Corporation has entered into executive employment contracts, as amended, with Messrs. Wignall, Moore and Tobia (the “Executive Contracts”). Except as set out below, the Executive Contracts are for an indefinite term but may be terminated by the Corporation or the executive in certain circumstances and subject to certain conditions, some of which are described below.

The Corporation may terminate the Executive Contracts at any time for cause, which includes disability or death of the executive, without notice or pay in lieu of notice and without obligation to pay any further salary, bonus or benefits following the termination date. In addition, the Corporation may terminate Mr. Wignall at any time without cause upon payment of fifteen months salary, bonus, and continuation of benefits. Mr. Moore may be terminated without cause upon payment of twelve months compensation, all accrued and unpaid vacation and continuation of benefits in accordance with the Ontario Employment Standards Act, 2000, as amended. Mr. Tobia’s contract provides that his active duties will terminate on December 31, 2021 and he will be entitled to his salary and continuation of benefits thereafter up to and including June 30, 2022, and a six month bonus for the period ended December 31, 2021. Pursuant to the terms of the Executive Contracts, Mr. Wignall and Mr. Moore may terminate their Executive Contracts at any time upon not less than two months written notice to the Corporation. Mr. Wignall and Mr. Moore are also entitled to terminate their Executive Contracts for “good reason”, in which event Mr. Wignall shall be entitled to eighteen months and Mr. Moore will be entitled to fifteen months of severance, the full bonus due over that period and benefits continuance. “Good reason” means (a) a material change in the aggregate in their position, responsibility, compensation program, reporting or material benefits, (b) a “change of control” (in which case they shall each have twelve months following such change of control to terminate their Executive Contract for good reason and (c) in Mr. Wignall’s case only a requirement for him to be based anywhere other than within 25 km of the Corporation’s current offices in Markham, Ontario. A “change of control” means any of the following: (i) the acquisition by an arm’s-length third party, directly or indirectly, by way of take-over bid, amalgamation, plan of arrangement or other process, of outstanding shares of the Corporation representing more than fifty percent (50%) of the votes attaching to all outstanding voting shares of the Corporation, or (ii) the acquisition by an arm’s-length third party, directly or indirectly, of all or substantially all of the assets of the Corporation or (iii) the liquidation of the Corporation, whether through the declaration of a liquidating dividend or through an amalgamation or restructuring that leads to liquidation or otherwise.

The following table sets out the estimated termination costs for each of the NEOs assuming that the termination event took place on the last business day of the fiscal year ended June 30, 2021.

Name	Termination Event	Base Salary	Bonus	Stock Options	Benefits	RRSP Matching	TOTAL
William Wignall, President & Chief	Without Cause	$500,000	$500,000	-	$5,121	$12,500	$1,017,621
Executive Officer	Good Reason	$600,000	$600,000	-	$6,146	$15,000	$1,221,146
David Moore,	Without Cause	$300,000	$300,000	-	$4,097	$10,000	$614,097
Chief Financial Officer	Good Reason	$375,000	$375,000	-	$5,121	$12,500	$767,621
John Tobia, Executive Vice President, Corporate Development	Without Cause	$125,000	$100,000	-	$2,049	-	227,049

The Executive Contracts provide for annual review of base salaries and increase at the discretion of the board. For the financial year ended June 30, 2021, the impact of COVID-19 delayed decisions on compensation and, on January 1, 2021, Mr. Wignall’s base salary was increased from $360,000 to $400,000, Mr. Moore’s base salary was increased from $250,000 to $300,000 and Mr. Tobia received a base salary of $250,000.

Pursuant to the terms of the Executive Contracts, the executives may earn a discretionary annual cash bonus. For the financial year ended June 30, 2021, Mr. Wignall was awarded a discretionary bonus of $600,000, Mr. Moore was awarded a discretionary bonus of $300,000 and Mr. Tobia was awarded a discretionary bonus of $200,000.

The long-term incentive options of Messrs. Wignall, Moore and Tobia have a term of five years from the date of the grant. All unvested options terminate on the date of termination of employment with the Corporation, except in the event of a change of control (as defined above) in which case all unvested options for Mr. Wignall and Mr. Moore immediately vest.

On February 9, 2021, Mr. Wignall was granted 2,425,000 options at an exercise price of $4.90 per share (each on a pre-Consolidation basis) with vesting of 25% on February 9, 2022, and thereafter in equal installments every three months until fully vested on February 9, 2026.

On February 9, 2021, Mr. Moore was granted 1,112,500 options at an exercise price of $4.90 per share (each on a pre-Consolidation basis) with vesting of 25% on February 9, 2022, and thereafter in equal installments every three months until fully vested on February 9, 2026.

Each of the Executive Contracts contains certain customary provisions dealing with assignment of intellectual property and non-competition, non-solicitation, and confidentiality provisions in favor of the Corporation.

Except as otherwise disclosed herein, there are no compensatory plans, contracts or arrangements in place with the NEOs resulting from the resignation, retirement or any other termination of employment of the NEOs with the Corporation or from a change in control of the Corporation, or a change in the NEOs’ responsibilities following a change in control, where in respect of the NEOs the value of such compensation exceeds $150,000.

Compensation of Non-NEO Directors

During the financial year ended June 30, 2021, an aggregate of $268,244 in cash compensation was paid to non-NEO directors of the Corporation in their capacity as directors. Each non-NEO director, other than Mr. Mandelstam, was paid a retainer of $7,500 per quarter for the period up to December 31, 2020 and $12,500 per quarter from January 1, 2021. During the time that Mr. Mandelstam was Chairman, he was paid an additional $1,250 per quarter. Mr. Wignall, the President and CEO of the Corporation, does not receive compensation for serving as a director of the Corporation. The following table sets forth all compensation provided to the Corporation’s directors for the years ended June 30, 2021 and 2020:

Name and principal position	Year	Salary ($)	Bonus ($)	Director Fees ($)	Value of perquisites [3] ($)	All other compensation [4] ($)	Total compensation ($)
Norm Worthington,	2021	$94,494	-	$12,500	-	-	$106,994
Chairman1 2	2020	-	-		-	-	$0
Al Guarino,	2021	-	-	$40,000	-	-	$40,000
Director	2020	-	-	$30,000	-	-	$30,000
Allan Brett,	2021	-	-	$40,000	-	-	$40,000
Director	2020	-	-	$30,000	-	-	$30,000
Marc Lederman,	2021	-	-	$12,500	-	-	$12,500
Director[2]	2020	-	-		-	-	$0
David Mandelstam,	2021	-	-	$31,250	-	$10,000	$41,250
Ex-Chairman2 3	2020	-	-	$35,000	-	$10,000	$45,000
Yves Laliberte,	2021	-	-	$27,500	-	-	$27,500
Director[2]	2020	-	-	$30,000	-	-	$30,000

1	In addition to becoming Chairman on March 31, 2021, Norman A. Worthington, III held a management position to assist with the integration of Star2Star following the acquisition.

2	Norman A. Worthington, III and Marc Lederman replaced David Mandelstam and Yves Laliberte as directors on March 31, 2021 in connection with the Corporation’s acquisition of StarBlue Inc. on that date.

3	Mr. Mandelstam controls Entropy Control Ltd., a company that provides certain services to the Corporation, including the preparation and filing of the Corporation’s SRED tax claims. The annual fee payable to Entropy Control Ltd. was $10,000.

The following table sets forth the exercise by each non-NEO director of compensation securities during the year ended June 30, 2021. Effective as of November 2, 2021, the Corporation implemented the Consolidation on the basis of the Consolidation Ratio. The numbers and prices of Common Shares and other information on securities convertible into Common Shares provided in this table are stated prior to giving effect to the Consolidation.

Exercise of Compensation securities by non-executive Directors
						Difference
		Number of securities				between exercise price and closing
Name and position	Type of compensation security	underlying securities exercised (#)	Exercise Price per security ($)	Date of Exercise	Closing price of security on date of exercise ($)	price of security on date of exercise ($)	Total value on exercise date [1] ($)
Al Guarino	Options	2,340	$0.30	June 22 2021	$3.18	$2.88	$6,739
	Options	47,660	$0.30	June 10 2021	$3.60	$3.30	$157,278
Allan Brett	Options	9,368	$0.30	June 22 2021	$3.18	$2.88	$26,980
	Options	60,944	$0.30	March 17 2021	$3.68	$3.38	$205,991

The following table sets forth the compensation securities of the Corporation issued to each non-NEO director for the fiscal year ended June 30, 2021. Effective as of November 2, 2021, the Corporation implemented the Consolidation on the basis of the Consolidation Ratio. The numbers and prices of Common Shares and other information on securities convertible into Common Shares provided in this table are stated prior to giving effect to the Consolidation.

Compensation securities for NEOs
Name and position	Type of compensation security	Number of securities underlying unexercised options (#)	Date of issue or grant	Option exercise price [1] ($)	Closing price of security on date of grant ($)	Closing price of security at year end ($)	Option expiration date
Al Guarino, Director	Options	50,000	February 9, 2021	$4.90	$5.20	$3.19	February 9, 2026
Allan Brett, Director	Options	50,000	February 9, 2021	$4.90	$5.20	$3.19	February 9, 2026
David Mandelstam, Director	Options	50,000	February 9, 2021	$4.90	$5.20	$3.19	February 9, 2026
Yves Laliberte, Director	Options	50,000	February 9, 2021	$4.90	$5.20	$3.19	February 9, 2026

1            Option exercise price is the closing Common Share price on the day prior to the grant on a pre-Consolidation basis.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of the date of the end of the most recently completed year end, June 30, 2021, regarding the number of Common Shares to be issued upon the exercise of outstanding options and the weighted-average exercise price of the outstanding options in connection with the Option Plan. The Corporation does not have any equity compensation plans that have not been approved by Shareholders. Effective as of November 2, 2021, the Corporation implemented the Consolidation on the basis of the Consolidation Ratio. The numbers and prices of Common Shares and other information on securities convertible into Common Shares provided in the table below are stated prior to giving effect to the Consolidation.

	As at June 30, 2021 pre consolidation
			Number of Common
			Shares remaining
	Number of Common		available for future
	Shares to be issued	Weighted-average	issuance under
	upon exercise of	exercise price of	equity compensation
Plan Category	outstanding options	outstanding options	plans
Stock Option Plan	11,111,170	$3.62	2,203,980
Total	11,111,170	$3.62	2,203,980

The numbers and prices of Common Shares and other information on securities convertible into Common Shares provided in the table below are stated after giving effect to the Consolidation.

	As at June 30, 2021 post consolidation			As at the date of this Circular
Plan Category	Number of Common Shares to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of Common Shares remaining available for future issuance under equity compensation plans	Number of Common Shares to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of Common Shares remaining available for future issuance under equity compensation plans
Stock Option Plan	1,587,310	$25.34	314,854	1,782,574	$19.76	120,222
Total	1,587,310	$25.34	314,854	1,782,574	$19.76	120,222

REPORT ON CORPORATE GOVERNANCE

Maintaining a high standard of corporate governance is a top priority for the Board of Directors and the Corporation’s management as it believes that this will help create and maintain shareholder value in the long term. The Board of Directors has carefully considered its corporate governance practices against the corporate governance guidelines set out in National Policy 58-201 – Corporate Governance Guidelines and believes that the Corporation is well aligned with such guidelines. The Corporation has formally adopted a set of charters and corporate governance policies which are referred to throughout this Circular. The Chairman of the Board of Directors is Mr. Norm Worthington.

Independence of Directors

Upon the election of the directors put forth for nomination at the Meeting, the Board of Directors will consist of a total of five directors of which Marc Lederman, Al Guarino and Allan Brett are considered “independent” as such term is defined in National Instrument 58-101 – Disclosure of Corporate Governance Practices. William Wignall is not considered independent as he is an executive officer of the Corporation and Norm Worthington is not considered independent as he is or will be the direct or indirect holder of approximately 25% of the Company’s Common Shares.

The independent board members meet independently with the auditors annually and otherwise as necessary throughout the year.

None of the proposed directors serve on the board of directors of a reporting issuer or the equivalent in a foreign jurisdiction.

Orientation and Continuing Education

The Corporation has developed a directors’ handbook, which includes Board and Committee mandates, the Code of Business Conduct for employees, insider trading policies and other relevant information. All new directors are given this briefing upon their appointment. The material is reviewed and updated as required. As part of the continuing education of directors, management has periodic meetings with the directors at which executive management update the directors on key business issues.

Code of Business Conduct

The Board has adopted a written Code of Business Conduct for its employees, officers, and directors. A copy of the Code of Business Conduct may be found on www.sedar.com The Board will monitor compliance, including through receipt by the Audit Committee of reports of unethical behavior.

Nomination of Directors

The Compensation and Nominating Committee co-ordinates and manages the process of recruiting, interviewing, and recommending candidates to the Board of Directors. This committee has a formal written charter which outlines the committee’s responsibilities, requisite qualifications for new directors, the appointment and removal of directors and the reporting obligations to the Board of Directors. In addition, the Compensation and Nominating Committee is given authority to engage and compensate any outside advisor that it determines to be necessary to carry out its duties.

Compensation of Directors and the Chief Executive Officer

For details on the compensation of Directors and the CEO, please see the section above entitled “Executive Compensation Discussion and Analysis.”

Corporate Governance Committee

The role of the Corporate Governance Committee is to develop and monitor the Corporation’s approach to matters of governance. The committee has a formal written charter which outlines the committee’s responsibilities. The duties of the Corporate Governance Committee include developing a position description for the chairman of the Board (the “Chairman”) and assessing the performance of the Chairman. In addition, the Corporate Governance Committee is responsible for developing and implementing the orientation and educational program for new recruits to the Board.

Assessments

The Board of Directors, through its Corporate Governance Committee and Compensation and Nominating Committee, will regularly assess the overall performance of the Board of Directors, the committees, and the individual directors through a combination of formal and informal means, including the distribution of a Board Effectiveness Survey.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS

AND SENIOR OFFICERS

No director, executive officer or senior officer of the Corporation or proposed management nominee for election as a director of the Corporation, nor each associate of any such director, officer, or proposed management nominee, is or has been indebted to the Corporation at any time during the last completed financial year.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as set out herein, no informed person (as such term is defined in the National Instrument 52-110 – Audit Committees) or proposed nominee for election as a director of the Corporation nor any associate or affiliate of the foregoing has any interest, direct or indirect, in any material transactions in which the Corporation has participated since July 1, 2020 or in any proposed transaction which has materially affected or will materially affect the Corporation or any of its associates.

AUDIT COMMITTEE

Audit Committee’s Charter

As a TSX listed company (since November 1, 2021 and a TSX Venture listed company prior thereto), the Corporation is required to have an audit committee for the purpose of monitoring and enhancing the quality of the financial information disclosed by the Corporation. The Audit Committee charter (the “Charter”) is reproduced as Schedule “A”.

Composition of Audit Committee

The Audit Committee is comprised of Al Guarino (Chair), Allan Brett and Marc Lederman. None of the members of the Audit Committee are employees, Control Persons (as defined by the rules and policies of the TSXV) or officers of the Corporation. Each of the members of the Audit Committee is “financially literate” (within the meaning given to such term in National Instrument 51-102 Continuous Disclosure Obligations). Al Guarino, Allan Brett, and Marc Lederman are considered “independent”.

Relevant Education and Experience

All the members of the Audit Committee have the education and/or practical experience required to understand and evaluate financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by Corporation’s financial statements.

Al Guarino is Chair of the Audit Committee and is currently CEO of Seta Enterprises Inc. and CFO of Physiomed Health in Toronto. He has previously been CFO of Health Holdings Company and was the Managing Partner of Arthur Andersen Enterprise Practice. He is a CPA and holds a Bachelor of Commerce from the University of Toronto.

Allan Brett is a CPA, CA and CBV, and is currently the CFO at The Descartes Systems Group Inc., a public company listed on the TSX and NASDAQ. From June 1996 until January 2014, Mr. Brett was the CFO at Aastra Technologies Limited, a TSX listed company.

Marc Lederman is a co-founder of NewSpring Capital and a General Partner of the Firm’s dedicated growth equity funds. He serves as a member of the investment committee of all NewSpring Growth and NewSpring Mezzanine funds.

Audit Committee Oversight

At no time since the commencement of the Corporation’s most recently completed financial year have any recommendations by the Audit Committee respecting the appointment and/or compensation of the Corporation’s external auditors not been adopted by the Board of Directors of the Corporation.

Reliance on Certain Exemptions

At no time since the commencement of the Corporation’s most recently completed financial year has the Corporation relied on exemptions in relation to “De Minimus Non-Audit Services” or any exemption provided by Part 8 of National Instrument 52-110 – Audit Committee.

Pre-Approval Policies and Procedures

Pursuant to the terms of the Charter reproduced as Schedule “A”, the Audit Committee shall pre-approve all non-audit services to be provided to the Corporation or its subsidiary entities by the Corporation’s external auditor.

External Auditor Service Fees (By Category)

a.	Audit Fees - The Corporation’s external auditors billed the Corporation $671,537 for fees associated with the audit work for the financial year ended June 30, 2021, and $454,740 for the audit work related to the financial year ended June 30, 2020.

b.	Audit Related Fees - The Corporation’s external auditors billed the Corporation $285,450 for assurance and related services that are reasonably related to the performance of the audit or reviewing the Corporation’s financial statements and are not included under “Audit Fees” (above) for the financial year ended June 30, 2021, and $189,390 for the financial year ended June 30, 2020.

c.	Tax Fees – The Corporation’s external auditors billed the Corporation $267,340 during the financial year ended June 30, 2021, for services related to tax compliance, tax advice and tax planning and $170,499 for the financial year ended June 30, 2020.

d.	All Other Fees – The Corporation’s external auditors billed the Corporation $216,140 for other services during the year ended June 30, 2021, and $182,275 for the financial year ended June 30, 2020.

Exemption

The Corporation is relying upon the exemption in section 6.1 of National Instrument 52-110– Audit Committee.

PARTICULARS OF MATTERS TO BE ACTED UPON AT THE MEETING

1.	Receipt of Financial Statements

The consolidated audited financial statements of the Corporation for the financial year ended June 30, 2021, and the auditor’s report thereon, copies of which accompany this Circular, will be presented to the Shareholders at the Meeting.

2.	Election of Directors

Shareholders have authorized the board of directors by special resolution to fix the number of directors by resolution and the number of directors is currently fixed at five.

It is proposed that each of the persons whose name appears below be elected as a director of the Corporation to serve until the close of the next annual meeting of shareholders or until his successor is elected or appointed. An affirmative vote of a majority of the votes cast at the Meeting is sufficient for the election of directors and shareholders will vote for the election of each individual director separately.

In the event a nominee is unable or unwilling to serve, an event that management of the Corporation has no reason to believe will occur, the persons named in the accompanying form of proxy reserve the right to vote for another person at their discretion, unless a Shareholder has specified in the form of proxy that the Common Shares subject to such proxy are to be withheld from voting for the election of directors.

The following table sets forth the name and residence of each person to be nominated by management of the Corporation for election as a director, such person’s principal occupation, including his or her present position with the Corporation, the period or periods of his or her service as a director of the Corporation, whether each nominee is an “independent” director (as that term is defined in National Instrument 52-110 — Audit Committees, and the approximate number of Common Shares (on a post-Consolidation basis) beneficially owned, directly or indirectly, or subject to control or direction, by such person as at the date of this Circular:

Name and Place of Residence	Principal Occupation	Director Since	Independent Director Yes/No	Number of Common Shares Beneficially Owned or Controlled[1]
William Wignall [4] Ontario, Canada	President and Chief Executive Officer of the Corporation	September 2010	No	277,877[5]
Al Guarino[2,3] Ontario, Canada	Chief Executive Officer of Seta Enterprise Inc, and Chief Financial Officer of Physiomed Health	May 2014	Yes	18,000
Allan Brett[2,3] Ontario, Canada	Chief Financial Officer of The Descartes Systems Group Inc.	January, 2017	Yes	17,857
Norman A. Worthington, III[4] Florida, USA	Chairman of Sangoma Technologies April 2021 to present; Executive Chairman of StarBlue from January 2018 to March 2021; Executive Chairman of the StarBlue Subsidiary from May 2018 to March 2021; CEO of StarBlue Subsidiary from 2006 to 2018 and from January 2020 until March 31, 2021	March, 2021	No	2,163,254[6]
Marc Lederman 2. 3, 4 Pennsylvania, USA	Co-founder and General Partner, NewSpring Capital	March, 2021	Yes	Nil[7]

[1]	Individual directors have furnished information as to Common Shares beneficially owned, controlled or directed, directly or indirectly, by such director. The Corporation has relied on this information for purposes of this disclosure.

[2]	Member of the Compensation and Nominating Committee.

[3]	Member of the Audit Committee.

[4]	Member of the Corporate Governance Committee.

[5]	1,044 of these Common Shares (on a post-Consolidation basis) are held by Olivia Wignall, the daughter of Bill Wignall.

[6]	Old Town Gelato, LLC (controlled by Mr. Worthington), holds approximately 59% of the membership interests of Star2Star Holdings, LLC and, as such, Mr. Worthington will beneficially hold, upon distribution of the share consideration and the deferred consideration payable by the Corporation under the stock purchase agreement entered into in connection with the acquisition of StarBlue Inc., directly or indirectly, approximately 24.6% of the issued and outstanding Common Shares (on a pro forma basic basis) and currently indirectly controls, prior to the distribution of the deferred consideration, 11.4% of the issued and outstanding Common Shares as of the date hereof.

[7]	Mr. Lederman is also the Chief Operating Officer of the General Partner of NewSpring Growth Capital III, L.P., which has a membership interest in Star2Star Holdings, LLC. Upon distribution of the share consideration and the deferred consideration payable by the Corporation under the stock purchase agreement entered into in connection with the acquisition of StarBlue Inc., NewSpring Growth Capital III-A2, L.P. will hold, directly or indirectly, approximately 6.2% of the issued and outstanding Common Shares (on a pro forma basic basis) and currently indirectly holds, prior to the distribution of the deferred consideration, 1.5% of the issued and outstanding Common Shares as of the date hereof.

To the knowledge of the Corporation, no proposed director:

(a)	is, as at the date of this, or has been, within 10 years before the date of this Circular, a director, chief executive officer or chief financial officer of any company (including the Corporation) that, (i) was subject to an order that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or (ii) was subject to an order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer;

(b)	is, as at the date of this, or has been within 10 years before the date of this Circular, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

(c)	has, within the 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director;

(d)	has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(e)	has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a proposed director.

The persons named in the form of proxy which accompanies this Circular intend to vote FOR the election of the nominees listed above as directors of the Corporation unless the Shareholder of the Corporation has specified in the form of proxy that the Common Shares represented by such form of proxy are to be withheld from voting in respect thereof.

Majority Voting for Election of Directors

The Board has adopted a “majority voting” policy, pursuant to which if a nominee for election as director does not receive a greater number of votes “for” than votes “withheld” at a meeting of shareholders, such nominee shall offer his or her resignation as a director to the Board promptly following the meeting of shareholders at which the director was elected. Upon receiving such offer of resignation, the Nominating and Corporate Governance Committee will consider such offer and make a recommendation to the Board as to whether or not to accept it. Notwithstanding the foregoing, the Board shall accept the offer of resignation absent exceptional circumstances. The Board will determine whether or not to accept the resignation within 90 days following the meeting of shareholders. The Corporation will announce the decision of the Board in a press release with respect to whether the Board has decided to accept such director’s resignation. If the Board determines not to accept the resignation, the press release will state the reasons for that decision. The director who tendered such resignation will not be part of any deliberations of any Board committee (including the Nominating and Corporate Governance Committee if such director is a member thereof) or the Board pertaining to the resignation offer. The “majority voting” policy only applies in circumstances involving an uncontested election of directors. For the purposes of the policy, an “uncontested election of directors” means that the number of nominees for election as a director is not more than the number of directors proposed to be elected to the Board.

3.	Appointment of Auditor

Shareholders are being asked to re-appoint MNP LLP as auditor of the Corporation to hold office until the next annual meeting of shareholders. Unless authority to do so is withheld, proxies given pursuant to this solicitation by the management of the Corporation will be voted “FOR” the appointment of MNP LLP as auditor of the Corporation to hold office until the close of the next annual meeting of Shareholders, at a remuneration to be fixed by the Board.

Additional information on the Corporation’s audit committee, and on the Corporation’s relationship with its independent auditor, is set out in the section “Audit Committee”, above.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except in so far as they may be Shareholders and unless otherwise disclosed in this Circular, no person who has been a director or executive officer of the Corporation at any time since July 1, 2020 or proposed nominee for election as a director of the Corporation, nor any associate or affiliate of the foregoing persons has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matters to be acted upon at the Meeting other than the election of directors.

GENERAL

The consolidated financial statements of the Corporation for the financial year ended June 30, 2021, together with the report of the auditors thereon, will be presented to Shareholders at the Meeting for their consideration.

ADDITIONAL INFORMATION

Additional information relating to the Corporation is available on SEDAR at www.sedar.com. Financial information is provided in the Corporation’s comparative consolidated annual financial statements and Management’s Discussion and Analysis for the year ended June 30, 2021. Shareholders may contact the Chief Financial Officer of the Corporation at (905) 474 1990 extension 4107, or in writing at the registered address of the Corporation, to request copies of the Corporation’s consolidated financial statements and Management’s Discussion and Analysis.

APPROVAL OF BOARD OF DIRECTORS

The contents of this Circular and the sending of it to each director of the Corporation, to the auditor of the Corporation, to the Shareholders and to the applicable regulatory authorities, have been approved by the directors of the Corporation.

DATED at Markham, Ontario	/s/ “Bill Wignall ”
this 25th day of November, 2021.	William Wignall
President and Chief Executive Officer

SCHEDULE “A”

AUDIT COMMITTEE CHARTER

SANGOMA TECHNOLOGIES CORPORATION.

(the “Corporation”)

(Implemented pursuant to National Instrument 52-110)

National Instrument 52-110 – Audit Committees (the “Instrument”) relating to the composition and function of audit committees, effective March 30, 2004, as amended, applies to the Corporation. The Instrument requires all affected issuers to have a written audit committee Charter which must be disclosed, as stipulated by Form 52-110F1 - Audit Committee Information Required in an AIF, in its annual information form.

This Charter has been adopted by the board of directors in order to comply with the Instrument and to more properly define the role of the Committee in the oversight of the financial reporting process of the Corporation. Nothing in this Charter is intended to restrict the ability of the board of directors or Committee to alter or vary procedures in order to comply more fully with the Instrument, as amended from time to time.

PART 1

Purpose:

The purpose of the Committee is to:

(a)	improve the quality of the Corporation’s financial reporting;

(b)	assist the board of directors to properly and fully discharge its responsibilities;

(c)	provide an avenue of enhanced communication between the directors and external auditors;

(d)	enhance the external auditor’s independence;

(e)	increase the credibility and objectivity of financial reports;

(f)	strengthen the role of the directors by facilitating in depth discussions between directors, management and external auditors; and

(g)	overseeing the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation.

1.1	Definitions

“accounting principles” has the meaning ascribed to it in National Instrument 52-107 Acceptable Accounting Principles, Auditing Standards and Reporting Currency;

“Affiliate” means a corporation that is a subsidiary of another corporation or companies that are controlled by the same entity;

“audit services” means the professional services rendered by the Corporation’s external auditor for the audit and review of the Corporation’s financial statements or services that are normally provided by the external auditor in connection with statutory and regulatory filings or engagements;

“Charter” means this audit committee charter;

“Committee” means the committee established by and among certain members of the board of directors for the purpose of overseeing the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation;

“Control Person” means any individual or company that holds or is one of a combination of individuals or companies that holds a sufficient number of any of the securities of the Corporation so as to affect materially the control of the Corporation, or that holds more than 20% of the outstanding voting shares of the Corporation except where there is evidence showing that the holder of those securities does not materially affect the control of the Corporation.

“financially literate” has the meaning set forth in Section 1.2;

“immediate family member” means a person’s spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, brother or sister-in-law, and anyone (other than an employee of either the person or the person’s immediate family member) who shares the individual’s home;

“Instrument” means National Instrument 52-110 – Audit Committees;

“MD&A” has the meaning ascribed to it in National Instrument 51-102; “Member” means a member of the Committee;

“National Instrument 51-102” means National Instrument 51-102 – Continuous Disclosure Obligations; and

“non-audit services” means services other than audit services.

1.2	Meaning of Financially Literate

For the purposes of this Charter, an individual is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements.

PART 2

2.1	Audit Committee

The board of directors has hereby established the Committee for, among other purposes, compliance with the Instrument.

2.2	Relationship with External Auditors

The Corporation will require its external auditor to report directly to the Committee and the Members shall ensure that such is the case.

2.3	Committee Responsibilities

1.	The Committee shall review and, if advisable, select and recommend for the board of directors and shareholder approval the appointment of the external auditors for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation.

2.	The Committee shall recommend to the board of directors and have ultimate authority to approve all audit engagement terms and fees, including the auditors’ audit plan.

3.	The Committee shall be directly responsible for overseeing the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Corporation, including the resolution of disagreements between management and the external auditor regarding financial reporting. This responsibility shall include:

(a)	reviewing the audit plan with management and the external auditor;

(b)	reviewing with management and the external auditor any proposed changes in major accounting policies, the presentation and impact of significant risks and uncertainties, and key estimates and judgements of management that may be material to financial reporting;

(c)	questioning management and the external auditor regarding significant financial reporting issues discussed during the fiscal period and the method of resolution;

(d)	reviewing any problems experienced by the external auditor in performing the audit, including any restrictions imposed by management or significant accounting issues on which there was a disagreement with management;

(e)	reviewing audited annual financial statements, in conjunction with the report of the external auditor, and obtaining an explanation from management of all significant variances between comparative reporting periods;

(f)	reviewing the post-audit or management letter, containing the recommendations of the external auditor, and management’s response and subsequent follow up to any identified weakness;

(g)	reviewing interim unaudited financial statements before release to the public;

(h)	reviewing all public disclosure documents containing audited or unaudited financial information before release, including any prospectus, the annual report, and management’s discussion and analysis;

(i)	reviewing the evaluation of internal controls by the external auditor, together with management’s response;

(j)	reviewing the terms of reference of the internal auditor, if any;

(k)	reviewing the reports issued by the internal auditor, if any, and management’s response and subsequent follow up to any identified weaknesses;

(l)	reviewing the appointments of the chief financial officer and any key financial executives involved in the financial reporting process, as applicable;

(m)	reviewing and assessing the Committee’s performance, effectiveness and contribution, including an evaluation of whether this Charter appropriately addresses the matters that are and should be within its scope. The Committee will conduct such review and assessment in such manner as it deems appropriate and report the results thereof to the board of directors, including any recommended changes to this Charter and to the Corporation’s policies and procedures; and

(n)	ensuring the Committee’s receipt from the external auditor of a formal written statement delineating all relationships between the auditor and the Corporation, actively engaging in a dialogue with the external auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditor and taking, or recommending that the full board of directors take, appropriate action to oversee the independence of the outside auditor.

4.	The Committee shall pre-approve all non-audit services to be provided to the Corporation or its subsidiary entities by the issuer’s external auditor.

5.	The Committee shall review the Corporation’s financial statements, MD&A, and annual and interim earnings press releases before the Corporation publicly discloses this information.

6.	The Committee shall ensure that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements, and shall periodically assess the adequacy of those procedures.

7.	When there is to be a change of auditor, the Committee shall review all issues related to the change, including the information to be included in the notice of change of auditor called for under National Instrument 51-102, and the planned steps for an orderly transition.

8.	The Committee shall review all reportable events, including disagreements, unresolved issues and consultations, as defined in National Instrument 51-102, on a routine basis, whether or not there is to be a change of auditor.

9.	The Committee shall, as applicable, establish procedures for:

(a)	the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and

(b)	the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

10.	As applicable, the Committee shall establish, periodically review and approve the Corporation’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the issuer, as applicable.

11.	The responsibilities outlined in this Charter are not intended to be exhaustive. Members should consider any additional areas which may require oversight when discharging their responsibilities.

2.4	De Minimus Non-Audit Services

The Committee shall satisfy the pre-approval requirement in subsection 2.3(3) if:

(a)	the aggregate amount of all the non-audit services that were not pre-approved is reasonably expected to constitute no more than five per cent of the total amount of fees paid by the Corporation and its subsidiary entities to the corporation’s external auditor during the financial year in which the services are provided;

(b)	the Corporation or the subsidiary of the Corporation, as the case may be, did not recognize the services as non-audit services at the time of the engagement; and

(c)	the services are promptly brought to the attention of the Committee and approved by the Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Committee, prior to the completion of the audit.

2.5	Delegation of Pre-Approval Function

1.	The Committee may delegate to one or more independent Members the authority to pre-approve non-audit services in satisfaction of the requirement in subsection 2.3(3).

2.	The pre-approval of non-audit services by any Member to whom authority has been delegated pursuant to subsection 2.5(1) must be presented to the Committee at its first scheduled meeting following such pre-approval.

PART 3

3.1	Composition

1.	The Committee shall be appointed annually by the board of directors and consist of at least three (3) members from among the directors of the Corporation, each of whom shall be independent as required by applicable securities legislation and stock exchange regulations and free from any direct or indirect relationship that, in the opinion of the board of directors, could reasonably interfere with the exercise of his or her independent judgment as a member of the Committee. Officers of the Corporation, including the Chairman of the board of directors, may not serve as members of the Audit Committee.

2.	The board of directors, at its organizational meeting held in conjunction with each annual meeting of shareholders, shall appoint the Members for the ensuing year. The board of directors may at any time remove or replace any Member and may fill any vacancy in the Committee. Any Member ceasing to be a director shall cease to be a Member. Where a vacancy occurs at any time in the membership of the Committee, it may be filled by the board of directors on the recommendation of the Committee and will be filled by the board of directors if the membership of the Committee falls below three directors.

3.	The board of directors shall appoint the Chairman of the Committee.

4.	Unless an exemption is provided for under the Instrument and applicable securities laws and stock exchange requirements, each audit committee member shall be financially literate.

PART 4

4.1	Authority

The Committee shall have the authority to:

(a)	engage independent counsel and other advisors as it determines necessary to carry out its duties;

(b)	set and pay the compensation for any advisors employed by the Committee;

(c)	communicate directly with the internal and external auditors; and

(d)	recommend the amendment or approval of audited and interim financial statements to the board of directors.

4.2	The Corporation shall provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the board of directors, for payment of (a) compensation to its external auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, (b) compensation to any advisors employed by the Committee pursuant to Section 4.1(a) and (c) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

PART 5

5.1	Disclosure in Information Circular

If management of the Corporation solicits proxies from the security holders of the Corporation for the purpose of electing directors to the board of directors, the Corporation shall include in its management information circular a cross-reference to the sections in the Corporation’s annual information form that contain the information required by Form 52-110F1 - Audit Committee Information Required in an AIF.

PART 6

6.1	Meetings

1.	Meetings of the Committee shall be scheduled to take place at regular intervals and, in any event, not less frequently than quarterly.

2.	Opportunities shall be afforded periodically to the external auditor, the internal auditor and to members of senior management to meet separately with the Members.

3.	Notice of the time and place of every Committee meeting will be given verbally or in writing to each Member and to the Chief Executive Officer and the Chief Financial Officer at least 24 hours prior to the time fixed for such meeting. The external auditor of the Corporation will be given notice of every Committee meeting and, at the expense of the Corporation, will be entitled to attend and be heard thereat.

4.	If requested by a Committee member, the external auditor will attend every Committee meeting held during such external auditor’s term of office.

5.	A majority of the Committee constitutes a quorum. No business may be transacted by the Committee except by resolution in writing signed by all the Members or at a Committee meeting at which a quorum of the Committee is present in person or by means of such telephonic, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously. At Committee meetings, Committee actions shall require approval of a majority of the Members.

6.	Minutes shall be kept of all meetings of the Committee.